UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 19, 2016

Medizone International, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	2-93277-D (Commission File Number)	87-0412648 (IRS Employer Identification No.)

4000 Bridgeway, Suite 401, Sausalito, California 94965
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (415) 331-0303

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

The Company is announcing today that the Board of Directors of the Company has determined that it is necessary to postpone the Company's 2016 Annual Meeting of Stockholders (the "Annual Meeting"), previously scheduled to be held at 11 a.m. on September 15, 2016.
The Board has established December 15, 2016 as the new date for the Annual Meeting, and established September 30, 2016 as the record date for stockholders entitled to notice of and to vote at the meeting.

The decision to postpone the Annual Meeting follows receipt by the Company of certain stockholder requests to include additional proposals for vote at the meeting.  The stockholder proposals were received by the Company after the filing of the Company's preliminary proxy materials with the US Securities and Exchange Commission (the "SEC"), and just prior to the mailing of the Company's Notice of the Annual Meeting for September 15, 2016.

Pursuant to regulations of the SEC, the Company is corresponding with the stockholder proponents, and with the SEC, regarding the proposals, including with respect to issues of legality of the proposals and the Company's alternatives for inclusion, exclusion, or revision of the proposals.  In light of the proposals received, the postponement of the Annual Meeting is necessary to ensure the Company can meet applicable meeting notice deadlines and allow the Board and the proponents adequate time to evaluate the proposals and correspond with the SEC.  While the Company considers the delay caused by the stockholder proposal issues unfortunate, the Company expects to be in a position to file, and mail or post to the internet, updated proxy materials for the benefit of all Company stockholders, as required, for the December 15, 2016 meeting date.

In light of federal regulations requiring that any stockholder proposals be received by the Company a reasonable time before the Company begins to print and send it proxy materials, the Board of Directors has set the date of September 15, 2016 as the deadline for submitting a stockholder proposal for the annual meeting to be held on December 15, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medizone International, Inc.

By:	/s/ Boyd G. Evans
Boyd G. Evans Chief Financial Officer

Date: August 19, 2016